As filed with the Securities and Exchange Commission on October 6, 2000
                       Registration No. 333-______________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                              OLD NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)

         INDIANA                                      35-1439838
(State or other jurisdiction of            (IRS Employer Identification No.)
incorporation or organization)

           420 Main Street, Evansville, Indiana 47708, (812) 464-1434
         -------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       (Agent for Service)                    (Copy to)
Jeffrey L. Knight, Esq.                 Timothy M. Harden, Esq.
Corporate Secretary & General Counsel   Nicholas J. Chulos, Esq.
Old National Bancorp                    Krieg DeVault Alexander & Capehart, LLP
420 Main Street                         One Indiana Square, Suite 2800
Evansville, Indiana 47708               Indianapolis, Indiana  46204-2017
(812) 464-1363                          (317) 636-4341

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement. If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box [ ].

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ].

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
  Title of each class of                               Proposed maximum offering  Proposed maximum aggregate       Amount of
securities to be registered   Amount to be registered      price per unit (1)          offering price (2)     registration fee (2)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                         1,000,000                  $30.00                    $30,000,000             $7,920.00
==================================================================================================================================

   (1) Assumes the average of the bid and asked prices of Old National Bancorp common stock as reported on the Nasdaq National Market System as of a specified date within five (5) business days prior to the date of filing the registration statement.

   (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended. The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the SEC becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                              OLD NATIONAL BANCORP

                        1,000,000 SHARES OF COMMON STOCK

         This prospectus covers 1,000,000 shares of the no par value common stock of Old National Bancorp, a bank holding company organized and existing under the laws of the State of Indiana. We may offer and issue the shares from time to time in the event we acquire, directly or indirectly, the business, assets or stock, or interests related to such business, assets or stock, of unaffiliated corporations or other entities. We anticipate that the businesses will involve companies or entities engaged in activities related to banking, but will not involve banks or savings associations. We may sell up to 1,000,000 shares of our common stock pursuant to this prospectus.

         We intend to use the shares to represent the price paid by us to the owners of the businesses we intend to acquire. If and when we acquire the businesses and we issue shares covered by this prospectus, the specific terms of each acquisition will be determined by direct negotiations between us and the owners or controlling persons of the businesses. In this respect, the shares issued in connection with each acquisition will be based upon the closing prices of our common stock as reported on the Nasdaq National Market System either at or about the time we acquire the businesses or at or about the time we issue the shares. Each time we acquire a business and issue shares covered by this prospectus, we will provide a separate prospectus supplement, which will accompany this prospectus. The prospectus supplement will describe the specific prices, amounts and terms of the shares being offered.

         Our common stock is traded on the Nasdaq National Market System. As of June 30, 2000, we had approximately 55,400,000 issued and outstanding shares of common stock. The per share closing price of the common stock as reported on the Nasdaq National Market System was $30.00 on October 3, 2000.

         We will pay no underwriting discounts or commissions in connection with the issuance of the shares pursuant to this prospectus. All expenses of this offering will be paid by us. Our executive offices are located at 420 Main Street, Evansville, Indiana 47708. Our telephone number is (812) 464-1434.

These securities are not savings or deposit accounts or other obligations of a bank and are not insured by the FDIC or any other governmental agency.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                   The date of this prospectus is _____, 2000

                              ABOUT THIS PROSPECTUS

         This document is called a prospectus. To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus with the prospectus supplement that we will provide. This prospectus and the prospectus supplement, together, give the specific terms of the securities that we will offer when we acquire the businesses. You should also read the documents referred to under the heading "Where You Can Find More Information" for information on Old National Bancorp and its financial statements. Our principal offices are located at 420 Main Street, Evansville, Indiana 47708 (Telephone:
812-464-1434).

         Old National Bancorp, which is also referred to as "Old National", "us" or "we", filed a registration statement with the SEC under a "shelf" registration procedure. Under this procedure, we may offer and sell, from time to time up to 1,000,000 shares of our common stock.

         This prospectus provides you with a general description of the securities we may offer each time we acquire a business. Each time we acquire a business and offer the shares issued pursuant to this prospectus, we will provide a prospectus supplement with the prospectus that will describe the specific amounts, prices and terms of the shares being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

         The prospectus supplement may also contain information about any relevant United States federal income tax considerations relating to the shares covered by this prospectus and the prospectus supplement.

                           FORWARD-LOOKING STATEMENTS

         This prospectus (including information contained in an accompanying prospectus supplement and information we include or incorporate into this prospectus) contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors:

          o expected cost savings from our acquisitions may not be fully realized or realized within the expected time frame;

          o revenues following our acquisitions may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following our acquisitions may be greater than expected;

          o competitive pressures among depository and other financial institutions may increase significantly;

          o    changes in the interest rate environment may reduce margins;

          o general economic or business conditions, either nationally or in the states in which we are doing business, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

          o legislative or regulatory changes may adversely affect the businesses in which we are engaged;

          o technological changes may be more difficult or expensive than anticipated; and

          o    changes may occur in the securities markets.

         We caution you that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance achievements we have anticipated in such forward-looking statements.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act, which governs the registration and distribution of securities. The Form S-3, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the Form S-3 from this prospectus.

         In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following locations of the SEC:

         Public Reference Room  New York Regional Office Chicago Regional Office
         450 Fifth Street, N.W. 7 World Trade Center     Citicorp Center
         Room 1024              Suite 1300               500 West Madison Street
         Washington, D.C. 20549 New York, New York 10048 Suite 1400
                                                         Chicago, Illinois 60661

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to other documents we previously filed with the SEC. If you request, we will provide you with any information we incorporate into this prospectus. Such information is available without charge to each person to whom we deliver a prospectus. Your request should be made, in writing, to Jeffrey L. Knight, Corporate Secretary and General Counsel, Old National Bancorp, 420 Main Street, P.O. Box 718, Evansville, Indiana 47705. In order to assure that we timely deliver the incorporated information to you, your request should be made at least five days prior to the date on which your final investment decision is to be made.

         The following documents we previously filed (SEC File No. 0-10888) with the SEC contain important information about us and are incorporated by reference in this Registration Statement:

          o Old National's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

          o Old National's Annual Report to Shareholders for the fiscal year ended December 31, 1999;

          o Old National's Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

          o    Old National's Report on Form 8-K filed on April 19, 2000; and

          o The description of Old National's common stock contained in its Current Report on Form 8-K, dated January 6, 1983, and the description of Old National's Preferred Stock Purchase Rights contained in Registrant's Form 8-A, dated March 1, 1990, as amended on March 1, 2000, including the Rights Agreement, dated March 1, 1990, as amended on March 1, 2000, between Old National and Old National Bank in Evansville, as Trustee.

         All reports and documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the shares will be deemed to be incorporated by reference into this prospectus and to be made a part of this prospectus from the date of filing such reports or documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a later document that is also incorporated by reference.

         No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any of the securities offered by this prospectus in any jurisdiction to any person to whom it would be unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of the shares at any time will, under any circumstances, create any implication that there has been no change in our affairs as of the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

                              OLD NATIONAL BANCORP

         We are a multi-bank holding company that operates 149 banking offices and 249 ATM locations in Indiana, Illinois, Kentucky, Ohio and Tennessee through our bank subsidiaries. These banks provide a wide range of financial services, including:

        o             commercial, consumer and real estate loans;
        o             deposit products;
        o             leasing;
        o             letters of credit; and
        o             safe deposit facilities.

         We also own nonbank subsidiaries which provide additional financial services incidental to its operations, including:

        o             securities brokerage services;
        o             fiduciary and trust services;
        o             investment services; and
        o issuance and reinsurance of credit life, accident, health, life, property and casualty insurance.

         We were incorporated in 1982 in the State of Indiana. Since 1985, we have acquired more than 40 financial institutions. We continue to explore opportunities to acquire banks, savings associations and nonbank companies and are currently reviewing and analyzing potential acquisitions, as well as engaging in discussions or negotiations concerning potential acquisitions. It is possible that none of these discussions or negotiations will result in definitive agreements or consummated acquisitions.

         Our principal activity is to own, manage and supervise our bank and non-bank subsidiaries. The primary source of the our revenue is dividends and fees received from our subsidiaries. There are various legal limitations on the extent to which our subsidiary banks may finance, pay dividends to or otherwise supply funds to us.

                                 USE OF PROCEEDS

         This prospectus relates to shares that we may offer and issue from time to time in connection with the acquisition of the businesses. Other than the businesses acquired, we will receive no proceeds as a result of the offerings of shares under this prospectus.

                               REGULATORY MATTERS

General

         As a bank holding company, we are subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. For a discussion of certain material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and certain specific information relevant to us, see our annual report on Form 10-K for the fiscal year ended December 31, 1999 which is incorporated by reference into this prospectus.

         This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders or creditors. The various government rules, regulations and requirements that apply to us impact our business and activities. A change in applicable statutes, rules, regulations and requirements that apply to us impact business and activities may have a material effect on our business and earnings. In addition, our business and earnings are affected by general economic conditions, legislation and actions of regulatory authorities.

         Under policy of the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its bank subsidiaries and to commit resources to support such banks. As a result, the Federal Reserve may require us to commit resources to our bank subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK

         After we acquire a business, the rights of the owners of the businesses who acquire shares offered by this prospectus will be governed by the laws of the State of Indiana, the state in which we are incorporated, and by our Amended and Restated Articles of Incorporation and By-Laws, as amended. Our Articles of Incorporation include provisions which may have the effect of making take-overs of us more difficult, including:

        o             anti-takeover measures;
        o the vote required for the amendment of significant provisions of our Articles of Incorporation; and
        o             the approval of significant corporate transactions.

         The following discussion regarding our common stock includes all material features of the shares, but does not purport to be complete and is qualified in its entirety by reference to our Articles of Incorporation and By-Laws.

Authorized But Unissued Shares

         Our Articles of Incorporation authorize us to issue up to 150,000,000 shares of our common stock, of which approximately 55,400,000 million shares were outstanding as of June 30, 2000. The remaining authorized but unissued shares of our common stock may be issued upon authorization of our Board of Directors without the prior approval of our shareholders. We have 2,000,000 shares of preferred stock authorized. These shares are available to be issued, without the prior approval of our shareholders, in classes with relative rights, privileges and preferences determined for each class by our Board of Directors. No shares of preferred stock are presently outstanding.

         Our Board of Directors has authorized a series of preferred stock designated as Series A preferred stock. Our Board of Directors has designated 200,000 shares of Series A preferred stock in connection with our shareholder rights plan. Our Series A preferred stock may not be issued except upon exercise of certain rights pursuant to such shareholder rights plan. No shares of Series A preferred stock have been issued as of the date of this prospectus. See "Anti-Takeover Provisions -- Old National Series A Preferred Stock and Shareholder Rights Plan" below.

         As of June 30, 2000, we had approximately 500,000 shares of our common stock reserved for issuance under our Stock Purchase and Discounted Dividend Reinvestment Plan and 332,000 shares of our common stock reserved for issuance upon exercise of stock options outstanding as of June 30, 2000.

         The issuance of additional shares of our common stock or, depending on its terms (such as convertibility to common stock), the issuance of our preferred stock may adversely affect holders of our common stock by diluting their voting and ownership interests.

Preemptive Rights

         As permitted by Indiana law, our Articles of Incorporation do not provide for preemptive rights to subscribe for any new or additional shares of our common stock or other securities. Preemptive rights may be granted to our shareholders if our Articles of Incorporation are amended to permit such rights.

Dividend Rights

          Our shareholders are entitled to dividends and other distributions when, as and if declared by their respective boards of directors out of funds that are legally available. We may not pay a dividend if, after giving effect to the dividend:

          o we would not be able to pay its debts as they become due in the usual course of business, or

          o our total assets would be less than the sum of its total liabilities plus, unless our Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if we were to be dissolved at the time of the dividend.

         The amount of dividends, if any, that we may declare in the future will necessarily depend upon many factors, including, without limitation, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since we are primarily dependent upon dividends paid by our subsidiaries for our revenues), the discretion of our Board of Directors and other factors that may be appropriate in determining dividend policies.

         Our national affiliate banks, including Old National Bank, our lead bank, and our Indiana-chartered affiliate bank may pay cash dividends on its common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

         Dividends paid by our Tennessee-chartered affiliate bank is limited by Tennessee law to the undivided profits of such affiliate bank. However, prior to the declaration of any dividend, such affiliate bank must have made all required allocations to reserves for losses or contingencies. In addition, the approval of the Tennessee Department of Financial Institutions is required if the total dividends declared by such affiliate bank in any year exceed the total of its net income for that year combined with its retained net income of the preceding two years.

         Affiliate banks will ordinarily be restricted to a lesser amount than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks' principal federal regulatory authorities. If a bank's capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited without prior regulatory approval. None of our affiliate banks are currently subject to such a restriction.

Voting Rights

         The holders of the outstanding shares of our common stock are entitled to one vote per share on all matters presented for shareholder vote. Our shareholders do not have cumulative voting rights in the election of directors. Under cumulative voting, the number of shares a shareholder is entitled to vote is multiplied by the number of directors to be elected to our Board of Directors, which number represents the number of votes a shareholder may cast at such election. A shareholder may cast all his or her votes for one candidate or distribute them among any two or more candidates. The absence of cumulative voting rights in the election of directors may make it more difficult for a minority shareholder to elect a nominee as a director.

         Our By-Laws provide that the holders of a majority of the outstanding shares entitled to vote shall constitute a quorum at a meeting of shareholders. Our By-Laws further provide that unless a greater vote is required under Indiana law, our Articles of Incorporation or By-Laws, the affirmative vote of the holders of a majority of the voting power present will decide any matter before the shareholders (except the election of directors, which is determined by a plurality of the votes cast).

         Indiana law requires that mergers, consolidations and sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by the affirmative vote of a majority of the outstanding shares entitled to vote at the shareholders meeting, subject in each case to provisions in the corporation's articles or certificate of incorporation requiring a higher percentage vote for certain transactions. Our Articles of Incorporation provide that certain business combinations may, under certain circumstances, require approval of more than a simple majority of the issued and outstanding shares of common stock.

Amendments to Articles of Incorporation and By-Laws

         Indiana law generally requires shareholder approval by a majority of a quorum present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to a corporation's articles of incorporation. Indiana law permits a corporation in its articles or certificate of incorporation to prescribe a higher shareholder vote for certain amendments. Our Articles of Incorporation require a super-majority shareholder vote of 80% of the outstanding shares of common stock for the amendment of certain significant provisions.

         Our Articles of Incorporation and By-Laws provide that our By-Laws may be amended only by our Board of Directors.

Special Meetings of Shareholders

         Our Articles of Incorporation provide that a special meeting of shareholders may be called by the Board of Directors, the President or the holders of at least one-fourth of the shares outstanding.

Number of Directors and Term of Office

         Our By-Laws provide that the number of directors shall be set by our Board of Directors and shall be at least 12 and no more than 24. Currently we have 16 members on our Board of Directors. Our Board of Directors is not divided into classes; the entire Board of Directors is elected annually. The absence of a classified board means that a majority of our directors could be replaced at a single annual shareholders' meeting.

Removal of Directors

         Our By-Laws provide that any director or all of our directors may be removed, with or without cause, at a meeting of shareholders upon the vote of the holders of at least a majority of the outstanding shares entitled to vote in the election of directors.

Dissenters' Rights

         Shareholders of Indiana corporations possess dissenters' rights in connection with certain mergers and other significant corporate actions. Under Indiana law, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of:

          o consummation of a plan of merger, if shareholder approval is required and the shareholder is entitled to vote on the plan;

          o consummation of a plan of share exchange by which the shareholder's shares will be acquired, if the shareholder is entitled to vote on the plan;

          o consummation of a sale or exchange of all, or substantially all, the property of the corporation other than in the usual course of business, if the shareholder is entitled to vote on the sale or exchange;

          o    approval of a "control share acquisition" under Indiana law; and

          o any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

         The dissenters' rights provisions described above do not apply, however, to the holders of shares of any class or series with respect to any transaction described above if the shares of that class or series were registered on a United States securities exchange registered under the Exchange Act or traded on the Nasdaq National Market System. As of the date of this prospectus, shares of our common stock are traded on the Nasdaq National Market System and, therefore, our shareholders presently are not entitled to assert dissenters' rights under Indiana law with respect to any of the transactions discussed above.

Liquidation Rights

         In the event of any liquidation or dissolution of us, the holders of shares of our common stock are entitled to receive pro rata with respect to the number of shares held by them any assets distributable to shareholders, subject to the payment of our liabilities and any rights of creditors and holders of shares of our preferred stock then outstanding.

Redemption and Assessment

         Under Indiana law, shares of our common stock are not liable to further assessment. We may redeem or acquire shares of our common stock if we have legally available funds to redeem such shares. The shares we acquire through redemption constitute authorized but unissued shares. We may not redeem or acquire shares of our common stock if, after giving such redemption or acquisition effect, we would not be able to pay our debts as they become due in the usual course of business, or our total assets would be less than the sum of its total liabilities plus, unless our Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose stock is being redeemed or acquired if we were to be dissolved at the time of the redemption or acquisition.

Resale of Old National Common Stock

         Shares of our common stock to be issued pursuant to this prospectus have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not considered to be affiliates (as that term is defined by the Securities Act) of the businesses we acquire. However, shares held by any person who is an affiliate of the businesses we acquire at the time the plan of affiliation is submitted for a vote at the shareholder meeting will, under existing law, require:

          o the further registration under the Securities Act of the shares of our common stock to be transferred;

          o compliance with Rule 145 promulgated under the Securities Act, which permits limited sales in certain circumstances; or

          o    the availability of another exemption from registration.

         An "affiliate" of the businesses we acquire is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the businesses. These restrictions are expected to apply to the directors and executive officers of such businesses and the holders of 10% or more of the common stock of such businesses. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. We will give stop transfer instructions to the transfer agent with respect to the shares of common stock of the businesses to be received by persons subject to these restrictions, and the certificates for their shares may contain a legend indicating the resale restrictions.

         This is only a general statement of certain restrictions regarding the sale or transfer of our shares of common stock to be issued in the acquisition of the businesses. Therefore, those shareholders of the businesses who may be deemed to be affiliates should consult with their legal counsel regarding the resale restrictions that may apply to them.

Anti-Takeover Provisions

         The anti-takeover measures that apply to us (see below) may have the effect of discouraging or rendering it more difficult for a person or other entity to acquire control of us. These measures may have the effect of discouraging certain tender offers for shares of our common stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

         Old National-Indiana Business Corporation Law. Under the business combinations provision of the Indiana Business Corporation Law, any 10% shareholder of an Indiana corporation with a class of voting shares registered under Section 12 of the Exchange Act, such as we, or which has specifically adopted this provision in the corporation's articles of incorporation, is prohibited for a period of five years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. If such board approval is not obtained, then five years after a 10% shareholder has become such, a business combination with the 10% shareholder is permitted if all provisions of the articles of incorporation of the corporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of the Indiana Business Corporation Law.

         An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision through an amendment to its articles of incorporation approved by a majority of the outstanding shares not held by the 10% shareholder; however, such an election remains ineffective for 18 months after the amendment and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the effective time of the election. We are subject to the business combinations provision of Indiana law. The constitutional validity of the business combinations provision of the Indiana Business Corporation Law has in the past been challenged and has been upheld by the United States Supreme Court.

         In addition to the business combinations provision, the Indiana Business Corporation Law also contains a "control share acquisition" provision which, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Under the control share acquisition provision, unless otherwise provided in the corporation's articles of incorporation or by-laws, if a shareholder acquires shares of the corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. If such approval is not obtained, the shares held by the acquiror will be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision.

         The control share acquisition provision does not apply to a plan of affiliation and merger or share exchange, if the corporation complies with the applicable merger provisions and is a party to the plan of merger or plan of share exchange. We are subject to the control share acquisition provision.

         Old National's Articles of Incorporation. In addition to the protections provided by the Indiana Business Corporation Law, our Articles of Incorporation require the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock for any business combination which is not recommended by the vote of two-thirds or more of the members of our Board of Directors. For purposes of our Articles of Incorporation, "business combination" is defined to include:

          o a merger or consolidation of us with or into any other corporation;

          o any sale, lease, exchange or other disposition of any material part of our assets; or

          o any liquidation or dissolution of us or any of our material subsidiaries. Further, this provision cannot be altered, amended or repealed without the affirmative vote of the holders of at least 80% of the issued and outstanding shares of our common stock entitled to vote thereon.

         Our Articles of Incorporation also include provisions requiring:

          o the Board of Directors to consider non-financial factors in the evaluation of business combinations and tender or exchange offers, such as the social and economic effects on employees, customers, creditors and the communities in which we operate; and

          o any person acquiring 15% of our then issued and outstanding stock to pay equal consideration in connection with the acquisition of any further shares. These provisions require an 80% affirmative vote of the outstanding shares of our common stock entitled to vote thereon in order to be amended or repealed.

         Old National Preferred Stock. The shares of our Series A preferred stock are nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to all other series of our preferred stock. Each share of our Series A preferred stock will be entitled to receive, when, as and if declared, a quarterly dividend in an amount equal to the greater of $1.00 per share or 100 times the quarterly cash dividend declared on our common stock. In addition, our Series A preferred stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on our common stock, in like kind. In the event of liquidation, the holders of our Series A preferred stock will be entitled to receive a liquidation payment in an amount equal to the greater of $100.00 per share or 100 times the liquidation payment made per share of our common stock. Each share of our Series A preferred stock will have 100 votes, subject to adjustment, voting together with our common stock and not as a separate class unless otherwise required by law or our Articles of Incorporation. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of our Series A preferred stock will be entitled to receive 100 times the amount received per share of our common stock. The rights of our Series A preferred stock as to dividends, voting rights and liquidation are protected by antidilution provisions.

         Old National's Shareholder Rights Plan. On January 25, 1990, our Board of Directors declared a dividend of one (1) right for each issued and outstanding share of our common stock. The dividend was payable on March 15, 1990 to holders of record of our common stock at the close of business on March 1, 1990. Each right entitles the registered holder to purchase from us one-hundredth (1/100) of a share of our Series A preferred stock at an initial purchase price of $60.00, subject to adjustment. The terms and conditions of the rights are contained in a Rights Agreement between us and Old National Bank in Evansville, as rights agent.

         The foregoing information concerning our shareholder rights plan does not purport to be complete. For additional information, see the rights agreement, dated March 1, 1990, between us and Old National Bank in Evansville, as Trustee, which is specifically incorporated herein by reference.

Director Liability

         Under Indiana law, a member of our Board of Directors will not be liable to shareholders for any action taken as a director, or any failure to take any action, unless:

          o the director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation; and

          o such breach or failure to perform constitutes willful misconduct or recklessness.

Director Nominations

         Our By-Laws require that all nominations for election as directors to our Board of Directors shall be made by our Board of Directors in accordance with the By-Laws. Under the By-Laws, the Nominating Committee of our Board of Directors is required to submit to the entire Board of Directors its recommendation of nominees for election as directors of Old National prior to each annual or special meeting of shareholders at which directors will be elected.

         The Nominating Committee is comprised of four (4) of our directors, none of whom is an officer or employee of Old National. The Nominating Committee maintains the responsibility to recruit potential director candidates, recommend changes to the entire Board of Directors concerning the size, composition and responsibilities of the Board of Directors, review proxy documents received from shareholders relating to the Board of Directors and review suggestions of shareholders regarding nominees for election as directors. All such suggestions of shareholders with respect to director nominations must be submitted in writing to the Nominating Committee not less than 120 days prior to the date of the annual or special meeting of shareholders at which directors will be elected.

Indemnification of Directors, Officers and Employees

         As permitted under Indiana law, our Articles of Incorporation provide that we may indemnify any person who is or was a director, officer or employee of Old National or of any other corporation as to which such person is or was serving in any capacity at the request of us against all liability and expense that may be incurred in connection with any claim, action, suit or proceeding with respect to which such director, officer or employee is wholly successful or acted in good faith in a manner the person reasonably believed to be in, or no opposed to, our best interests or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer or employee of Old National is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where the person has been wholly successful. In all other cases, such director, officer or employee will be indemnified only if our Board of Directors, certain directors of Old National or independent legal counsel determines to so indemnify any director, officer or employee provided that the person has met the standards of conduct set forth above.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the applicable provisions of our Articles of Incorporation, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         Certain legal matters relating to the shares will be passed upon for us by Krieg DeVault Alexander & Capehart, LLP, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204.

                                     EXPERTS

         Our consolidated financial statements incorporated into this document have been audited by PricewaterhouseCoopers LLP, independent accountants, as of and for the year ended December 31, 1999 and Arthur Andersen, LLP, independent public accountants, as of and for the two years in the period ended December 31, 1998 as indicated in their reports thereon, and have been so incorporated into this document in reliance upon the reports of PricewaterhouseCoopers LLP and Arthur Andersen LLP given upon the authority of such firms as experts in auditing and accounting.

         Our consolidated financial statements incorporated into this document contain financial statements of ANB Corporation and Heritage Financial Services, Inc. which have been audited by Olive, LLP, independent auditors, and Heathcott & Mullaly, P.C., independent auditors, respectively, to the extent and for the years indicated in their report thereon.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on October 6, 2000.

                                                 OLD NATIONAL BANCORP


                                                 By: /s/ JAMES A. RISINGER
                                                    ----------------------------
                                                    James A. Risinger, President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated below as of October 6, 2000.

Name                                      Title
----                                      -----

/s/ JAMES A. RISINGER              Chairman of the Board, Director, President
-----------------------------      and Chief Executive Officer (Chief Executive
James A. Risinger                  Officer)

/s/ JOHN S. POELKER                Executive Vice President (Chief Financial
-----------------------------      Officer and Principal Accounting Officer)
John S. Poekler

DAVID L. BARNING*
-----------------------------      Director
David L. Barning

RICHARD J. BOND*
-----------------------------      Director
Richard J. Bond

ALAN W. BRAUN*
-----------------------------      Director
Alan W. Braun

WAYNE A. DAVIDSON*
-----------------------------      Director
Wayne A. Davidson

LARRY E. DUNIGAN*
-----------------------------      Director
Larry E. Dunigan

DAVID E. ECKERLE*
-----------------------------      Director
David E. Eckerle

ANDREW E. GOEBEL*
-----------------------------      Director
Andrew E. Goebel

PHELPS L. LAMBERT*
-----------------------------      Director
Phelps L. Lambert

RONALD B. LANKFORD*
-----------------------------      Director
Ronald B. Lankford

LUCIEN H. MEIS*
-----------------------------      Director
Lucien H. Meis

LOUIS L. MERVIS*
-----------------------------      Director
Louis L. Mervis

JOHN N. ROYSE*
-----------------------------      Director
John N. Royse

MARJORIE Z. SOYUGENC*
-----------------------------      Director
Marjorie Z. Soyugenc

KELLEY N. STANLEY*
-----------------------------      Director
Kelley N. Stanley

CHARLES D. STORMS*
-----------------------------      Director
Charles D. Storms

*By: /s/ JEFFREY L. KNIGHT
    -------------------------
Printed Name:   Jeffrey L. Knight
                Attorney-in-Fact

                              PROSPECTUS SUPPLEMENT
                      TO PROSPECTUS DATED ___________, 2000


                              OLD NATIONAL BANCORP


         This document is a supplement to the prospectus dated ___________, 2000, SEC File No. 333-____ and covers 110,961 shares of our common stock. This prospectus supplement should be read together with the prospectus. This prospectus supplement and the prospectus relate to the shares being offered to the shareholders of Wolford Cannon Hoecker Insurance Agency, Inc. in connection with the proposed affiliation of Old National and WCH pursuant to an exchange by which each of the issued and outstanding shares of common stock of WCH will be exchanged for 5.2838 shares of Old National's common stock, subject to adjustment.

         Old National has offered the shareholders of WCH to exchange their shares of common stock of WCH for shares of Old National's common stock pursuant to the Share Exchange Agreement dated as of October ____, 2000 by and among Orange County Bank, a wholly-owned subsidiary of Old National, WCH and the shareholders of WCH, according to which the share exchange will be completed. Completion of the share exchange is conditioned upon the terms and subject to the conditions of the exchange agreement.


All information contained in this document with respect to WCH has been supplied by WCH without any independent verification of such information by us.

This document should be read together with the prospectus.










            The date of this prospectus supplement is________, 2000.

                              PROPOSED TRANSACTION

         The following discussion of the proposed affiliation between us and WCH describes certain aspects of the proposed affiliation but does not purport to be a complete description of the terms and conditions of the exchange agreement and is qualified in its entirety by reference to the exchange agreement, which is attached to this document as Appendix A and is incorporated herein by reference. Old National Bancorp is also referred to as "Old National", "us" or "we" in this document.

Description of the Share Exchange and Consideration

         Under the terms of the exchange agreement, WCH will affiliate with us through an exchange by which each of the issued and outstanding shares of common stock of WCH will be exchanged for 5.2838 shares of our common stock, subject to adjustment. In connection with the share exchange, we will issue such number of shares of our common stock as is necessary to complete the share exchange to our wholly-owned subsidiary, Orange County Bank. Upon completion of the share exchange, the Bank will exchange such shares of our common stock for all of the issued and outstanding shares of common stock of WCH.

         Under the terms of the exchange agreement, on the date when the share exchange is completed, shareholders of record of WCH will be entitled to receive
5.2838 shares of our common stock for each issued and outstanding share of WCH they own.

         The shares of our common stock to be reserved for the WCH shareholders are subject to adjustment for stock splits, stock dividends or other recapitalization of Old National and for changes in the net worth of WCH. If the net worth of WCH at the closing of the share exchange exceeds $225,000, then the shareholders of WCH will receive additional shares of our common stock equal to the excess amount divided by the average per share price of our common stock. If the net worth of WCH at the closing of the share exchange is less than $215,000, then the number of shares of our common stock received by shareholders of WCH will be reduced by the shortage amount divided by the average per share price of our common stock.

Accounting Treatment for the Affiliation

         We anticipate that our affiliation with WCH will be accounted for as a "purchase" transaction. Under this method of an accounting, the assets acquired and liabilities assumed in the acquisition of WCH will be recorded at their estimated fair values, with the excess of the purchase price over the net fair value recorded as goodwill which will be amortized against income for fifteen years using the straight-line method.

Completion Date

         We anticipate that the share exchange will be completed by November 1, 2000 and in no event after December 31, 2000.

Management, Personnel and Operations after the Affiliation

         Upon completion of the share exchange, WCH will become a wholly-owned subsidiary of the Bank. The Bank is a wholly-owned subsidiary of Old National. The directors of WCH following the share exchange will be James A. Risinger, John S. Poelker, William R. Britt, Donald T. Scott, Douglas A. Grim, Wolford John Shane and Fred C. Danger, Jr., until such time as their successors have been duly elected or until their earlier resignation, death or removal from office. For at least a one (1) year period immediately following the completion of the share exchange, Messrs. Shane and Danger will serve as directors of WCH.

         It is our present intention to, upon the completion of the share exchange, retain all employees of WCH as employees-at-will of WCH, except the shareholders of WCH will sign employment agreements. Neither the exchange agreement, the prospectus nor this prospectus supplement will:

          o create any employment agreement, commitment or understanding with any employee of WCH, or

          o create any agreement, commitment or understanding with respect to WCH employee benefits for any WCH employee.

Interests of Certain Persons in the Affiliation

         As a condition to, and concurrently with the execution of, the exchange agreement, WCH will enter into employment agreements with each of the shareholders of WCH. These employment agreements are attached to the exchange agreement as exhibits and are required to be signed upon delivery of the exchange agreement to the Bank.

Dissenters' Rights

         Completion of the share exchange requires the prior approval by the shareholders of WCH. As such, the shareholders of WCH possess dissenters' rights in connection with the share exchange, as further discussed below. See, "Description of WCH Capital Stock - - Dissenters' Rights."

Conditions to Closing

         As set forth in the exchange agreement, the obligation of the Bank, WCH and each shareholder of WCH to consummate the share exchange is subject to the satisfaction and fulfillment of the following conditions at or prior to the closing of the share exchange:

         o each of the representations and warranties of WCH and each shareholder of WCH contained in the exchange agreement must be true, correct and complete at and as of the closing of the share exchange;
         o each of the representations and warranties of the Bank contained in the exchange agreement must be true, correct and complete in all material respects at and as of the closing of the share exchange;
         o each of the covenants and agreements of WCH and each shareholder of WCH must have been fulfilled or complied with from the date of the exchange agreement through the closing of the share exchange;
         o each of the covenants and agreements of the Bank must have been fulfilled or complied with in all material respects from the date of the exchange agreement through the closing of the share exchange;
         o the Bank must have received from WCH and each shareholder of WCH, and WCH and each shareholder of WCH must have received from the Bank, certain items and documents required by the exchange agreement to be delivered at the closing of the share exchange;
         o the Bank and WCH must have received all regulatory approvals required for the share exchange;
         o the Board of Directors of the Bank and WCH must have received a written opinion of the law firm Krieg DeVault Alexander & Capehart LLP, dated as of the closing of the share exchange, with respect to the fact that the share exchange will be treated as a tax-free reorganization for U.S. federal income tax purposes;
         o we must have registered our shares of common stock to be ssued to shareholders of WCH in accordance with the exchange agreement with the SEC; and
         o the Bank and WCH must have received certain officers' certificates and other closing documents.

         The conditions to completion of the share exchange, which are more fully enumerated in the exchange agreement, are requirements subject to waiver by the party entitled to the benefit of such conditions.

Termination of the Share Exchange

         The share exchange may be terminated at any time prior to the closing of the share exchange by written notice delivered by the Bank to WCH, or by WCH to the Bank if the share exchange has not been completed by December 31, 2000 or the respective Boards of Directors of the Bank and WCH mutually agree to terminate the share exchange.

         The share exchange may be terminated by the Bank, if:

          o the share exchange will not qualify as a tax-free reorganization under Section 368(a)(l)(B) of the Internal Revenue Code;

          o at any time prior to the closing of the share exchange, the Bank's Board of Directors determines that a breach by WCH or any shareholder of WCH of any representation or warranty contained in the exchange agreement or a breach by WCH or any shareholder of WCH any of the covenants or agreements contained in the exchange agreement has occurred;

          o it reasonably determines that the share exchange has become impracticable by reason of commencement or threat of any claim, litigation or proceeding against the Bank, WCH or any shareholder of WCH, or any director or officer of any of such entities relating to the exchange agreement or the share exchange; or

          o there has been a material adverse change in the business, assets, capitalization, financial condition, prospects or results of operations of WCH as of the closing of the share exchange as compared to that in existence as of the date of the exchange agreement.

         The share exchange may be terminated by WCH, if:

          o at any time prior to the closing of the share exchange, WCH's Board of Directors determines that a material breach by the Bank of any representation or warranty contained in the exchange agreement or a material breach by the Bank of any of the covenants or agreements contained in the exchange agreement has occurred;

          o the share exchange will not qualify as a tax-free reorganization under Section 368(a)(l)(B) of the Internal Revenue Code; or

          o it reasonably determines that the share exchange has become impracticable by reason of commencement or threat, by a third party, of any claim, litigation or proceeding against the Bank, WCH or any shareholder of WCH, or any director or officer of any of such entities relating to the exchange agreement or the share exchange.

                               RECENT DEVELOPMENTS

         On July 27, 2000, we acquired Permanent Bancorp, Inc., a unitary savings and loan holding company located in Evansville, Indiana, in a merger transaction valued at approximately $89.2 million. With the acquisition of Permanent, our number of banking offices increased to 149 and our number of ATMs increased to 249 throughout Indiana, Illinois, Kentucky, Ohio and Tennessee.

         On September 22, 2000, we announced that our Board of Directors had approved the repurchase of up to an aggregate of two million (2,000,000) shares of our common stock outstanding. The authorization for us to repurchase our shares of common stock is effective from September 19, 2000, through December 31, 2000.

                         FEDERAL INCOME TAX CONSEQUENCES

         We anticipate that the share exchange will constitute a tax-free reorganization under the Internal Revenue Code, except with respect to cash received by shareholders of WCH for fractional share interests of the shares received in the share exchange. As a result, shareholders of WCH who receive solely the shares of our common stock in exchange for all of their shares of common stock of WCH actually owned by them will not recognize any gain or loss from the share exchange for federal income tax purposes. However, a shareholder of WCH who receives cash in lieu of a fractional share interest in the shares will be treated as having received such fraction of a share of our common stock and then as having received cash in redemption of the fractional share interest, subject to the provisions of Section 302 of the Internal Revenue Code.

         The federal income tax discussion set forth above has not been verified with the Internal Revenue Service, is included for general information only and is based upon the federal Internal Revenue Code as in effect on the date of this document without consideration of any state laws or the particular facts or circumstances of any shareholder of WCH. In addition, a condition to the share exchange is for the Bank to receive an opinion of counsel with respect to certain tax matters relating to the share exchange. The shareholders of WCH are urged to consult with their respective tax advisor with respect to all tax consequences of the share exchange to them, including the effect of federal, state and local tax laws and any other tax consequences.


                        CERTAIN INFORMATION REGARDING WCH

Ownership of Common Stock of WCH

         The following table sets forth, as of the date of this document, certain information about each shareholder of WCH. The number of shares shown as being beneficially owned are those over which the respective shareholder has sole voting and investment power. The percentage of outstanding shares is based upon 21,000 shares of common stock of WCH outstanding as of the date of this document.

                              Number of Shares                      Percent of
Name                          Beneficially Owned              Outstanding Shares
----                          ------------------              ------------------
Wolford John Shane                    7,000                           33.34%
Robert K. Hoecker                     7,000                           33.33%
Fred C. Danner, Jr.                   7,000                           33.33%

Trading Market; Share Prices and Dividends

         There is no established public trading market for shares of common stock of WCH and no shares have ever been traded publicly. No shares of common stock of WCH have been issued since May 10, 1995. WCH has paid no dividends on shares of common stock of WCH in the past two years.

Description of Capital Stock of WCH

         The rights of the shareholders of WCH are governed by the laws of the State of Illinois, the state in which WCH is incorporated, and by WCH's Articles of Incorporation and By-Laws. The following summary of the WCH's common stock includes all material features of such stock but does not purport to be complete and is qualified in its entirety by reference to WCH's Articles of Incorporation and By-Laws. The following summary should be read in conjunction with the information set forth in the prospectus under the caption "Description of Capital Stock."

         Authorized Shares. WCH's Articles of Incorporation authorize the issuance of 21,000 shares of common stock, all of which are outstanding as of the date of this prospectus supplemental.

         Preemptive Rights. As permitted by Illinois law, WCH's Articles of Incorporation do not provide for preemptive rights to subscribe for any new or additional shares of common stock or other securities of WCH.

         Dividend Rights. The holders of WCH's common stock are entitled to dividends and other distributions when, as and if declared by WCH's Boards of Directors out of funds legally available for WCH to pay such dividends and other distributions. A dividend may not be paid if, after giving it effect, WCH would be insolvent or WCH's net assets would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in liquidation if the corporation were then to be liquidated.

         The amount of dividends, if any, that may be declared by WCH depends upon many factors, including, without limitation, future earnings, capital requirements, business conditions, the discretion of WCH's Board of Directors and other factors that may be appropriate in determining dividend policies.

         Voting Rights. The holders of the outstanding shares of WCH's common stock are entitled to one vote per share on all matters presented for shareholder vote at a meeting of shareholders. According to WCH's Articles of Incorporation, shareholders of WCH do not have cumulative voting rights in the election of directors.

         Illinois law generally requires that mergers, consolidations, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by the affirmative vote of at least two-thirds of the votes of the shares entitled to vote at a meeting of the shareholders, subject in each case to provisions in the respective corporation's articles of incorporation requiring a smaller or larger vote requirement.

         Illinois law also requires shareholder approval for most amendments to a corporation's articles of incorporation, as well as certain other corporate matters, by the affirmative vote of at least two-thirds of the votes of the shareholders at a meeting at which a quorum is present (and, in certain cases, at least two-thirds of the votes of all shares held by any voting group entitled to vote), unless the respective corporation's articles of incorporation require a smaller or larger percentage vote.

         WCH's Articles of Incorporation do not require a smaller or larger vote on matters presented to shareholders.

         Dissenters' Rights. A shareholder of an Illinois business corporation possesses dissenters' rights in connection with certain mergers and other significant corporate actions. Under Illinois law, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of:


          o consummation of a plan of merger, if shareholder approval is required and the shareholder is entitled to vote thereon;

          o consummation of a plan of share exchange by which the shareholder's shares will be acquired, if the shareholder is entitled to vote thereon;

          o consummation of a sale or exchange of all, or substantially all, the property and assets of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote thereon;

          o an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenters' shares, and

          o any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the Board of Directors provides that shareholders are entitled to dissent and obtain payment for their shares.

         Pursuant to the exchange agreement, the shareholders of WCH agreed to vote in favor of the share exchange. This results in the shareholders not being able to exercise their dissenters' rights in this transaction.

         Liquidation Rights. In the event of any liquidation or dissolution of WCH, the holders of shares of common stock of WCH are entitled to receive pro rata with respect to the number of shares held by them any assets distributable to shareholders, subject to the payment of WCH's liabilities and any rights of creditors.

         Assessment and Redemption. The common stock of WCH is not liable to further assessment. Under Illinois law, WCH may redeem or acquire shares of common stock with funds legally available therefor, and shares so acquired constitute treasury shares. WCH may not redeem or acquire shares of its common stock if, after giving such redemption or acquisition effect, WCH would be insolvent, or WCH's net assets would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in liquidation if the corporation were then to be liquidated.

                                                                      APPENDIX A


                        [INSERT SHARE EXCHANGE AGREEMENT]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

SEC Filing Fee............................................ $  7,920
Legal Fees and Expenses ..................................   25,000*
Accounting Fees and Expenses .............................    3,000*
Miscellaneous Expenses ...................................    2,000*
                                                           ---------
    Total................................................. $ 37,920*
                                                           ========

*  Estimated

Item 15.  Indemnification of Directors and Officers.

         Our Articles of Incorporation provide that the we will indemnify any person who is or was a director, officer or employee of Old National or of any other corporation for which he is or was serving in any capacity at the request of us against all liability and expense that may be incurred in connection with any claim, action, suit or proceeding with respect to which such director, officer or employee is wholly successful or acted in good faith in a manner he reasonably believed to be in, or not opposed to, our best interests or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer or employee of Old National is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where he has been wholly successful. In all other cases, such director, officer or employee will be indemnified only if our Board of Directors or independent legal counsel finds that he has met the standards of conduct set forth above.

Item 16.  Exhibits and Financial Statement Schedules.

(a)      The following exhibits are being filed as part of this Registration
         Statement:

Exhibit Number                              Document
--------------                              --------

         2 Share Exchange Agreement (attached as Appendix A to the prospectus supplemental)

         4 (a) the description of Registrant's common stock contained in its Current Report on Form 8-K, dated January 6, 1983 (incorporated by reference thereto), and (b) the description of Registrant's Preferred Stock Purchase Rights contained in Registrant's Form 8-A, dated March 1, 1990, as amended on March 1, 2000, including the Rights Agreement, dated March 1, 1990, as amended on March 1, 2000, between the Registrant and Old National Bank in Evansville, as Trustee (incorporated by reference thereto).

         5 Opinion of Krieg DeVault Alexander & Capehart, LLP as to the legality of the securities being registered.

         8 Opinion of Krieg DeVault Alexander & Capehart, LLP regarding tax matters.

         23.1 Consent of Krieg DeVault Alexander & Capehart, LLP (included in opinion filed as Exhibit 5 to this Registration Statement).

         23.2              Consent of PricewaterhouseCoopers LLP.

         23.3              Consent of Arthur Andersen LLP.

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         23.4              Consent of Heathcott & Mullaly, P.C.

         23.5              Consent of Olive LLP.

         24                Powers of Attorney.

(b)      Financial Data Schedules: not applicable

Item 17.  Undertakings

     The Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, reflect a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

               Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by a registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event

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          that a claim for indemnification against such liabilities (other than the payment by each Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned hereby undertake that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (4) The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

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